PRICING SUPPLEMENT NO. 1635BF Filed Pursuant to Rule 424(b(2) Registration Statement No. 333-184193 Dated October 26, 2012 $3,000,000 Deutsche Bank AG Airbag Autocallable Yield Optimization Notes
Deutsche Bank AG Notes Linked to the Common Stock of Bank of America Corporation due October 31, 2013
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (the “Reference Underlying”). The Notes will have a face amount (the “Face Amount”) equal to $1,000. On a monthly basis, Deutsche Bank AG will pay you a coupon (a “Coupon Payment”) regardless of the performance of the Reference Underlying. If the Closing Price of the Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Notes and pay you the Face Amount per Note plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment per Note equal to the Face Amount per Note. However, if the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Reference Underlying per Note equal to the Face Amount per Note divided by the Conversion Price (the “Share Delivery Amount”), which will have a value of less than the Face Amount per Note. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving the Coupon Payments on the Notes, you are accepting the risk of receiving shares of the Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of your initial investment applies only if you hold the Notes until maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
Features	Key Dates
❑  Income — Regardless of the performance of the Reference Underlying, Deutsche Bank AG will pay you a monthly coupon. In exchange for receiving the Coupon Payments, you are accepting the risk of receiving shares of the Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes.

❑  Automatically Callable — If the Closing Price of the Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you your initial investment plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not called, investors may have downside market exposure to the Reference Underlying at maturity, subject to any contingent repayment of your initial investment.

❑  Downside Exposure with Contingent Repayment of Your Initial investment at Maturity — If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you the Face Amount per Note at maturity, and you will not participate in any appreciation or decline in the value of the Reference Underlying. If the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Reference Underlying equal to the Share Delivery Amount per Note at maturity, which is expected to be worth less than your initial investment and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Notes until maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
	Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1 1See page 3 for additional details	October 26, 2012 October 31, 2012 Quarterly October 28, 2013 October 31, 2013

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL INITIAL INVESTMENT IN THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Airbag Autocallable Yield Optimization Notes linked to the common stock of Bank of America Corporation. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Reference Underlying	Ticker	Relevant Exchange	Coupon Rate Per Annum	Initial Price of a Share of the Reference Underlying	Conversion Price	CUSIP/ISIN
Common stock of Bank of America Corporation	BAC	New York Stock Exchange	10.00% per annum	$9.12	$7.30, equal to 80% of the Initial Price	25154S 88 5 / US25154S8851

See “Additional Terms Specific to the Notes” in this pricing supplement. The Notes will have the terms specified in product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Notes are a part, the prospectus dated September 28, 2012 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement BF. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Bank of America Corporation	$3,000,000.00	$1,000.00	$21,000.00	$7.00	$2,979,000.00	$993.00

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,000,000.00	$409.20

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Notes

You should read this pricing supplement, together with the product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Notes are a part and the prospectus dated September 28, 2012. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Notes offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Notes” refers to the Airbag Autocallable Yield Optimization Notes that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

All references to “Closing Price”  and “Reference Underlying” in this pricing supplement shall be deemed to refer to “Closing Level” and “Underlying,”  respectively, as used in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦     You believe the Final Price of the Reference Underlying is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You understand and accept that you will not participate in any appreciation in the price of the Reference Underlying and that your return is limited to the Coupon Payments.

♦     You are willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦     You are willing to invest in the Notes based on the Coupon Rate set forth on the cover of this pricing supplement.

♦     You are willing and able to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, and you are otherwise able to hold the Notes to maturity, a term of approximately 1 year, and accept that there may be little or no secondary market for the Notes.

♦     You are willing to accept the credit risk associated with Deutsche Bank AG, as Issuer of the Notes, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦     You believe the Final Price of the Reference Underlying is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You seek an investment that participates in the full appreciation in the price of the Reference Underlying or that has unlimited return potential.

♦     You are not willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦     You are not willing to invest in the Notes based on the Coupon Rate set forth on the cover of this pricing supplement.

♦     You are unable or unwilling to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of approximately 1 year, and seek an investment for which there will be an active secondary market.

♦     You are not willing or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes for all payments on the Notes, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Note
Face Amount per Note	$1,000 per Note
Term	Approximately 1 year, subject to an earlier automatic call
Trade Date	October 26, 2012
Settlement Date	October 31, 2012
Final Valuation Date1	October 28, 2013
Maturity Date1,2	October 31, 2013
Reference Underlying	Common stock of Bank of America Corporation (Ticker: BAC)
Call Feature
The Notes will be automatically called if the Closing Price of the Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature. No further amounts will be owed to you under the Notes.

Observation Dates1, 2	January 28, 2013, April 29, 2013, July 29, 2013 and October 28, 2013
Call Settlement Dates	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date.
Coupon Payments
Coupons paid monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon Rate per annum (as set forth below), regardless of the performance of the Reference Underlying.

Coupon Rate	10.00% per annum
Installments	Each installment will equal 0.8333% of the Face Amount, or $8.3333 per Note
Coupon Payment Dates1, 2
Coupons will be paid monthly in arrears in twelve equal installments on the coupon payment dates listed below. The last Coupon Payment Date is the Maturity Date, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
November 30, 2012
December 31, 2012
January 30, 2013*
February 28, 2013
March 28, 2013
May 1, 2013*
May 31, 2013
June 28, 2013
July 31, 2013*
August 30, 2013
September 30, 2013
October 31, 2013 (the Maturity Date)
*If the Notes are automatically called prior to the Final Valuation Date, the applicable coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the Notes.

Payment at Maturity (per Note)
If the Notes are not automatically called, and the Final Price of the Reference Underlying is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment on the Maturity Date (in addition to the final Coupon Payment) equal to the Face Amount per Note.

If the Notes are not automatically called and the Final Price of the Reference Underlying is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Reference Underlying equal to the Share Delivery Amount per Note (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

Under these circumstances, the shares of the Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the Closing Price of the Reference Underlying on the Final Valuation Date.

Initial Price	$9.12, equal to the Closing Price of one share of the Reference Underlying on the Trade Date.
Final Price	The Closing Price of the Reference Underlying on the Final Valuation Date.
Conversion Price	$7.30, equal to 80% of the Initial Price
Share Delivery Amount
136.9863 shares per Note, equal to the number of shares of the Reference Underlying equal to (1) the Face Amount per Note divided by (2) the Conversion Price, subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price
On any scheduled trading day, the last reported sale price of the Reference Underlying on the relevant exchange, as determined by the calculation agent multiplied by the then-current Stock Adjustment Factor.

Stock Adjustment Factor
Initially 1.0, subject to adjustment for certain actions affecting the Reference Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY COUPON PAYMENT, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IN THE EVENT THE ISSUER BECOMES UNABLE TO PAY ITS OBLIGATIONS WHEN DUE, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Reference Underlying (Initial Price) is observed and the Conversion Price is determined.

Monthly (including at maturity):	Deutsche Bank AG pays the applicable coupon.

Quarterly (including the Final Valuation Date):
The Notes will be automatically called if the Closing Price of the Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Face Amount plus the Coupon Payment otherwise due on such day pursuant to the coupon feature and no further amounts will be due to you under the Notes.

Maturity Date:
The Final Price of the Reference Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called, and the Final Price of the Reference Underlying is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment on the Maturity Date (in addition to the final Coupon Payment) equal to the Face Amount per Note.

If the Notes are not automatically called and the Final Price of the Reference Underlying is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Reference Underlying equal to the Share Delivery Amount per Note (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

Under these circumstances, the shares of the Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed. If the Maturity Date is adjusted, the Coupon Payment due on the Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional Coupon Payment will accrue or be payable as a result of the delayed payment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes offered hereby are summarized below, and we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes offered hereby.

♦
Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full initial investment of the Notes at maturity. We will only pay you the Face Amount of your Notes in cash if the Notes are automatically called or if the Final Price of the Reference Underlying is greater than or equal to the Conversion Price at maturity. If the Notes are not automatically called and the Final Price of the Reference Underlying is below the Conversion Price, we will deliver to you a number of shares of the Reference Underlying equal to the Share Delivery Amount for each Note that you own instead of the Face Amount in cash. Therefore, if the Final Price of the Reference Underlying is below the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your $1,000 Face Amount per Note at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the Reference Underlying at maturity, the value of those shares is expected to be less than the initial investment of the Notes or may have no value at all.

♦
Your Potential Return on the Notes is Limited to the Face Amount Plus the Coupon Payments and You Should Not Expect to Participate in Any Appreciation in the Price of the Reference Underlying — The Notes will not pay more than the Face Amount plus the Coupon Payments over the term of the Notes. If the Notes are automatically called, you will not participate in any potential appreciation in the price of the Reference Underlying and you will not receive any Coupon Payment after the applicable Call Settlement Date. If the Notes are automatically called on the first Observation Date, the total return on the Notes will be minimal. If the Notes are not automatically called, and the Final Price is greater than or equal to the Conversion Price, you will not participate in any potential appreciation in the price of the Reference Underlying, and you will receive only the Face Amount per Note (excluding any Coupon Payment). If the Notes are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Reference Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your return potential on the Notes will be limited to the Coupon Rate and may be less than what your return would be on a direct investment in the Reference Underlying.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Notes to Maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Underlying is above the Conversion Price.

♦
Higher Coupon Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Reference Underlying reflects a higher expectation as of the Trade Date that the price of such Reference Underlying could close below the Conversion Price on the Final Valuation Date of the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate for the Notes. However, while the Coupon Rate is a fixed amount, the Reference Underlying’s volatility can change significantly over the term of the Notes. The price of the Reference Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would receive any applicable Coupon, which is based on the Coupon Rate as specified on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Notes are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Past Performance of the Reference Underlying is No Guide to Future Performance — The actual performance of the Reference Underlying may bear little relation to the historical prices of the Reference Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Underlying.

♦
Investing in the Notes is Not the Same as Investing in the Reference Underlying — The return on your Notes may not reflect the return you would realize if you invested directly in the Reference Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Reference Underlying would have.

♦
Single Stock Risk — The Notes are linked to the common stock of a single Reference Underlying. The price of a Reference Underlying can rise or fall sharply due to factors specific to that Reference Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Reference Underlying Issuer with the SEC.

♦
If the Price of the Reference Underlying Changes, the Value of Your Notes May Not Change in the Same Manner — Your Notes may trade quite differently from the Reference Underlying. Changes in the market price of the Reference Underlying may not result in a comparable change in the value of your Notes.

♦
The Anti-Dilution Protection is Limited — The calculation agent will make adjustments to the Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the Reference Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

♦
In Some Circumstances, You May Receive the Common Stock of Another Company and Not the Reference Underlying at Maturity — Following certain corporate events relating to the issuer of the Reference Underlying where such issuer is not the surviving entity, you may receive the common stock of a successor to the issuer of the Reference Underlying (the “Reference Underlying Issuer”) or any cash or any other assets distributed to holders of the Reference Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount per Note unless the Final Price of the Reference Underlying is less than the Conversion Price.

♦
There is No Affiliation Between the Reference Underlying Issuer and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuer — We are not affiliated with the Reference Underlying Issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the Reference Underlying Issuer. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Reference Underlying and the Reference Underlying Issuer. You, as an investor in the Notes, should make your own investigation into the Reference Underlying and the Reference Underlying Issuer. The Reference Underlying Issuer is not involved in the Notes offered hereby in any way and does not have any obligation of any sort with respect to your Notes. The Reference Underlying Issuer does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
The Notes Have Certain Built-in Costs — While the payment at maturity or upon an automatic call described in this pricing supplement is based on your entire initial investment, the Issue Price of the Notes includes the agents’ commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a significant loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
There May be Little or No Secondary Market For the Notes — The Notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes — We expect that, generally, the stock price of the Reference Underlying, volatility of the Reference Underlying, factors specific to the issuer of the Reference Underlying, such as earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, will affect the value of the Notes more than any other single factor. However, the value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the time remaining to maturity of the Notes;

♦	the market price and dividend rates of the Reference Underlying and the stock market generally;

♦	interest rates and yields in the market generally and in the markets of the Reference Underlying;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or one or more of our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlying and make it less likely that you will receive a return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Reference Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Notes.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That are Inconsistent With Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Stock Price of the Reference Underlying and the Value of Notes — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Reference Underlying to which the Notes are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Reference Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Reference Underlying, may adversely affect the market price of the Reference Underlying and therefore, the value of the Notes.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuer of the Reference Underlying, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Notes. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Reference Underlying and payment at maturity or upon an automatic call based on the Closing Price of the Reference Underlying in the market. The calculation agent can postpone the determination of the Closing Price of the Reference Underlying if a market disruption event occurs on any Observation Date (including the Final Valuation Date). In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount upon the occurrence of certain corporate events.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Notes — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as Put Options secured by Deposits, as described below under “What Are the Tax Consequences of an Investment in the Notes?.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances of the Reference Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Underlying relative to its Initial Price. We cannot predict the Final Price of the Reference Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Reference Underlying. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of Notes based on the following assumptions*:

Term:	Approximately 1 year, subject to an earlier automatic call
Coupon Rate per annum**:	10.00% (or $8.333 per month)
Hypothetical Initial Price:	$10.00 per share
Hypothetical Conversion Price:	$8.00 (80.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	125.00 shares per Note ($1,000 / Conversion Price of $8.00)
Face Amount:	$1,000 per Note
Dividend yield on the Reference Underlying****:	1.00% of the Initial Price (based on 1.00% per annum)

*	Actual Initial Price, Conversion Price and Share Delivery Amount are set forth in “Final Terms” and on the cover of this pricing supplement.
**	Coupon Payments will be paid monthly in arrears during the term of the Notes on an unadjusted basis.
***
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

****
Assumed dividend yield to be received by holders of the Reference Underlying during the term of the Notes. The hypothetical dividend yield is used for illustrative purposes only and is not an indication of the dividend history or future dividend payments on the Reference Underlying. Holders of the Notes will not be entitled to any dividend payments made on the Reference Underlying.

Scenario 1: The Notes are called on the first Observation Date.

Since the Notes are called on the first Observation Date Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,008.33 per Note, reflecting the Face Amount per Note plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $16.67 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,025.00 per Note, representing a 2.50% return on the Notes.  No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$25.00	($8.33 × 3 = $25.00)
Total:	$1,025.00
Total Return on the Notes:	2.50%

Scenario 2: The Notes are called on the third Observation Date.

Since the Notes are called on the third Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,008.33 per Note, reflecting the Face Amount per Note plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $66.67 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,075.00 per Note, representing a 7.50% return on the Notes.  No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$75.00	($8.33 × 9 = $75.00)
Total:	$1,075.00
Total Return on the Notes:	7.50%

Scenario 3: The Notes are NOT called and the Final Price is greater than or equal to the hypothetical Conversion Price of $8.00.

Since the Notes are not automatically called and the Final Price is greater than or equal to the hypothetical Conversion Price of $8.00, Deutsche Bank AG will pay you at maturity a cash payment of $1,008.33, reflecting the Face Amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $91.67 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,100.00 per Note, representing a 10.00% return on the Notes.

If the Closing Price of the Reference Underlying on the Final Valuation Date is $9.00 (a decline of 10.00%):

Payment at Maturity:	$1,000.00
Coupon	$100.00	($8.33 × 12 = $100.00)
Total:	$1,100.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the Reference Underlying would be a loss of 9.00% if you invested in the Reference Underlying directly (including dividends).

Scenario 4: The Notes are NOT called and the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $8.00.

Since the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $8.00, Deutsche Bank AG will deliver to you at maturity a number of shares of the Reference Underlying equal to the Share Delivery Amount for every $1,000 Face Amount of Notes you hold and will pay cash at the closing price of the Reference Underlying on the Final Valuation Date for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Notes at that time depends on the Closing Price of the Reference Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment. At maturity, Deutsche Bank will also pay you the applicable Coupon Payment of $8.33 per Note. Taking into account the Coupon Payments of $91.67 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $100.00 of Coupon Payments per Note.

If the Final Price and the Closing Price of the Reference Underlying on the Maturity Date are both $5.00 (a decline of 50.00%):

Value on the Maturity Date of shares of the Reference Underlying received:	$625.00	(125 shares × $5.00)
Coupon	$100.00	($8.333 × 12 = $100.00)
Total:	$725.00
Total Return on the Notes:	-27.50%

In this example, the total return on the Notes is a loss of 27.50% while the total return on the Reference Underlying would be a loss of 49.00% if you invested in the Reference Underlying directly (including dividends).

Reference Underlying		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price and There Was No Prior Automatic Call		The Hypothetical Final Price Is Less Than the Hypothetical Conversion Price and There Was No Prior Automatic Call
Hypothetical Final Price	Stock Price Return	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes at Maturity(2)	Value of the Share Delivery Amount(3)	Value of Share Delivered at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(2)
$15.00	50.00%	$1,100.00	10.00%	N/A	N/A	N/A
$14.50	45.00%	$1,100.00	10.00%	N/A	N/A	N/A
$14.00	40.00%	$1,100.00	10.00%	N/A	N/A	N/A
$13.50	35.00%	$1,100.00	10.00%	N/A	N/A	N/A
$13.00	30.00%	$1,100.00	10.00%	N/A	N/A	N/A

Reference Underlying		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price and There Was No Prior Automatic Call		The Hypothetical Final Price Is Less Than the Hypothetical Conversion Price and There Was No Prior Automatic Call
Hypothetical Final Price	Stock Price Return	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes at Maturity(2)	Value of the Share Delivery Amount(3)	Value of Share Delivered at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(2)
$13.00	30.00%	$1,100.00	10.00%	N/A	N/A	N/A
$12.50	25.00%	$1,100.00	10.00%	N/A	N/A	N/A
$12.00	20.00%	$1,100.00	10.00%	N/A	N/A	N/A
$11.50	15.00%	$1,100.00	10.00%	N/A	N/A	N/A
$11.00	10.00%	$1,100.00	10.00%	N/A	N/A	N/A
$10.50	5.00%	$1,100.00	10.00%	N/A	N/A	N/A
$10.00	0.00%	$1,100.00	10.00%	N/A	N/A	N/A
$9.50	-5.00%	$1,100.00	10.00%	N/A	N/A	N/A
$9.00	-10.00%	$1,100.00	10.00%	N/A	N/A	N/A
$8.50	-15.00%	$1,100.00	10.00%	N/A	N/A	N/A
$8.00	-20.00%	$1,100.00	10.00%	N/A	N/A	N/A
$7.50	-25.00%	N/A	N/A	$937.50	$1,037.50	3.75%
$7.00	-30.00%	N/A	N/A	$875.00	$975.00	-2.50%
$6.50	-35.00%	N/A	N/A	$812.50	$912.50	-8.75%
$6.00	-40.00%	N/A	N/A	$750.00	$850.00	-15.00%
$5.50	-45.00%	N/A	N/A	$687.50	$787.50	-21.25%
$5.00	-50.00%	N/A	N/A	$625.00	$725.00	-27.50%
$4.00	-60.00%	N/A	N/A	$500.00	$600.00	-40.00%
$3.00	-70.00%	N/A	N/A	$375.00	$475.00	-52.50%
$2.00	-80.00%	N/A	N/A	$250.00	$350.00	-65.00%
$1.00	-90.00%	N/A	N/A	$125.00	$225.00	-77.50%
$0.00	-100.00%	N/A	N/A	$0.00	$100.00	-90.00%

(1)	Payment consists of the Face Amount plus Coupon Payments of 10.00% per annum (or 10.00% over the term of the Notes).
(2)	The total return on the Notes includes Coupon Payments of 10.00% per annum (or 10.00% over the term of the Notes).
(3)
The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Reference Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date. For purposes of this hypothetical return table, the closing price of one share of the Reference Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

(4)
The actual value of the payment consists of the market value of a number of shares of the Reference Underlying equal to the Share Delivery Amount, valued and delivered as of the Maturity Date with fractional shares paid in cash at the Final Price, plus the Coupon Payments received during the term of the Notes.

Information about the Reference Underlying

All disclosures contained in this pricing supplement regarding the Reference Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about the Reference Underlying contained in this pricing supplement. You should make your own investigation into the Reference Underlying.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Reference Underlying as an indication of future performance. The Reference Underlying is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by the Reference Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Reference Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Bank of America Corporation

According to publicly available information, Bank of America Corporation is a financial institution that serves individual consumers, small- and middle-market businesses, large corporations and governments with a variety of banking, investing, asset management and other financial and risk management products and services. Information filed by Bank of America Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–06523, or its CIK Code: 0000070858. The common stock of Bank of America Corporation is traded on the New York Stock Exchange under the ticker symbol “BAC.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Bank of America Corporation, based on daily closing prices on the primary exchange for Bank of America Corporation, as reported by Bloomberg. Bank of America Corporation’s closing price on October 26, 2012 was $9.12.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$54.05	$49.46	$51.02
4/1/2007	6/30/2007	$51.82	$48.80	$48.89
7/1/2007	9/30/2007	$51.87	$47.00	$50.27
10/1/2007	12/31/2007	$52.71	$40.56	$41.26
1/1/2008	3/31/2008	$45.03	$35.31	$37.91
4/1/2008	6/30/2008	$40.37	$22.54	$23.87
7/1/2008	9/30/2008	$38.13	$18.52	$35.00
10/1/2008	12/31/2008	$34.48	$11.25	$14.08
1/1/2009	3/31/2009	$14.33	$3.14	$6.82
4/1/2009	6/30/2009	$14.17	$7.06	$13.20
7/1/2009	9/30/2009	$17.98	$11.84	$16.92
10/1/2009	12/31/2009	$18.59	$14.58	$15.06
1/1/2010	3/31/2010	$18.04	$14.45	$17.85
4/1/2010	6/30/2010	$19.48	$13.84	$14.37
7/1/2010	9/30/2010	$15.67	$12.32	$13.10
10/1/2010	12/31/2010	$13.56	$10.95	$13.34
1/1/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/1/2011	12/31/2011	$7.35	$4.99	$5.56
1/1/2012	3/31/2012	$9.93	$5.80	$9.57
4/1/2012	6/30/2012	$9.49	$6.83	$8.18
7/1/2012	9/30/2012	$9.55	$7.04	$8.83
10/1/2012	10/26/2012*	$9.55	$9.11	$9.12

*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2012 includes data for the period through October 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of Bank of America Corporation’s common stock from October 26, 2007 through October 26, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $7.30, equal to 80% of $9.12, which was the closing price of Bank of America Corporation’s common stock on October 26, 2012. Past performance is not indicative of future results.

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Reference Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will bear an annual yield based on our cost of borrowing, as shown below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Notes. If this treatment is respected, only a portion of each Coupon Payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”), as shown below (on an annualized basis):

Reference Underlying	Coupon Rate per annum	Interest on Deposit per annum	Put Premium per annum
Common stock of Bank of America Corporation	10.00%	0.33%	9.67%

Under this treatment, if you purchase the Notes at issuance for their Issue Price, (a) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including pursuant to an automatic call or at maturity), (b) if upon an automatic call or at maturity you receive cash equal to the Face Amount of your Notes and the applicable Coupon Payment, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (c) if at maturity you receive the Reference Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Reference Underlying received; instead the total Put Premium will reduce your basis in the Reference Underlying received.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 0.70% of the Face Amount per Note. We have agreed that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Notes and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.